STOCK SUBSCRIPTION AGREEMENT

     This Agreement is made and entered into as of January 29, 1996 by and among FRONTEER DIRECTORY COMPANY, INC. a Colorado corporation ("Fronteer"), OPPENHEIMER FUNDS, INC., a Colorado corporation ("OFI") and MULTISOURCE SERVICES, INC., a Colorado corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, Fronteer and OFI desire to organize the Company and initially acquire 200 shares of the Common stock and 800 shares of the Common stock, respectively, from the Company;

     WHEREAS, the Company is being organized to consummate the transactions under that certain Agreement for Sale and Purchase of Certain of the Business and Assets of RAF Financial Corporation of even date herewith by and among Fronteer, RAF Financial Corporation, a Colorado corporation ("Seller") which is a wholly-owned subsidiary of Fronteer and the Company (the "Acquisition Agreement");

     NOW THEREFORE, in consideration of the premises and the mutual promises herein set forth, it is hereby agreed as follows:

     Section 1. Subscription. (a) Fronteer hereby subscribes for the purchase of 200 shares of the common stock of the Company to be represented by stock certificate No. 1 to be issued in accordance with the terms and conditions set forth in the Acquisition Agreement and for the consideration set forth in the Acquisition Agreement upon the consummation of the Closing pursuant to the Acquisition Agreement.

     (b) OFI hereby subscribes for the purchase of 800 shares of the common stock of the Company to be represented by stock certificate No. 2 to be issued in accordance with the terms and conditions set forth in the Acquisition Agreement and for the consideration set forth in the Acquisition Agreement upon the consummation of the Closing pursuant to the Acquisition Agreement.

     Section 2. Conditional Agreement. The obligations of the parties hereto are subject to the satisfaction of all conditions under the Acquisition Agreement and the consummation of the transactions under the Acquisition Agreement. This Agreement shall terminate automatically upon any termination of the Acquisition Agreement.

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     IN WITNESS  WHEREOF,  the parties  have  executed  this Stock  Subscription
Agreement as of the year and date set forth above.

                                      FRONTEER DIRECTORY COMPANY, INC.


                                      By /s/  Dennis W. Olson
                                        --------------------------------------
                                        Dennis W. Olson, President

                                      OPPENHEIMER FUNDS, INC.


                                      By /s/  Kenneth C. Early
                                        --------------------------------------
                                        Kenneth C. Early,
                                        Executive Vice President

                                      MULTISOURCE SERVICES, INC.


                                      By /s/ Kenneth C. Early
                                        --------------------------------------
                                        Kenneth C. Early
                                        Chief Executive officer